EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Delta Petroleum Corporation:



We consent to the incorporation by reference in this registration statement (No. 333-116111) on Form S-3/A of Delta Petroleum Corporation of our report dated August 22, 2003, with respect to the consolidated balance sheets of Delta Petroleum Corporation as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003, annual report on Form 10-K of Delta Petroleum Corporation; and to the incorporation by reference of our report dated December 18, 2001, with respect to the consolidated balance sheets of Castle Energy Corporation as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and other comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the Form 8-K/A of Delta Petroleum Corporation dated May 24, 2002, and filed on August 9, 2002; and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated August 22, 2003 refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of July 1, 2002.



                                     /s/ KPMG LLP

                                     KPMG LLP


Denver, Colorado
July 13, 2004